Exhibit 10.1

Kyle Standring Polischuk

Chief Human Recources Officer

Genesco Inc.

535 Marriott Drive,

Nashville, Tennessee 37214

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Omitted information is indicated by [*].

August 5, 2026

Parag D. Desai

[*]

[*]

[*]

Dear Parag:

This will memorialize our agreement regarding your change in role, as well as your future retirement from Genesco Inc. (the “Company”).

This letter outlines both parties' mutual understanding regarding compensation and equity treatment during the transition period and following retirement. This letter agreement (the “Agreement”) is intended to ensure that compensation related to services already performed, transition responsibilities requested by the Company, and outstanding incentive awards is administered consistently with the parties’ agreement and the applicable compensation programs.

Transition to Part-Time Employment. Effective August 7, 2026, your employment will transition from full-time to part-time status and you will no longer be an executive officer of the Company for purposes of Section 16 of the Securities Exchange Act of 1934 and the Company’s governance documents, but will continue as a part-time employee in your role as Senior Vice President and Chief Strategy and Digital Officer solely for transition purposes until your retirement on October 31, 2026 (the “Part-Time Period”).

Part-Time Compensation. We anticipate that during the Part-Time Period, you will work approximately one day per week, either in-person or virtually, with a focus on transitioning your responsibilities, onboarding our new Chief Financial Officer, and transitioning external relationships. During the Part-Time Period, your base salary will be adjusted to $10,000 per month, which shall compensate you for up to thirty-two hours of services per month and shall not be reduced if the Company requests fewer than thirty-two hours in a particular month. In the event additional hours are required, we will adjust your base salary pro rata.

Benefits. During the Part-Time Period, you will remain eligible to participate in the Company’s 401(k) plan through October 31, 2026, in accordance with its terms, including eligibility for any applicable employer contributions. Effective August 7, 2026, your eligibility for active employee healthcare coverage will cease, and you will be eligible to elect continuation coverage under COBRA for up to eighteen (18) months in accordance with applicable law and the terms of the applicable benefit plans.

Fiscal 2027 Short-Term Incentive Plan. You shall remain eligible to participate in the Company's Fiscal 2027 Short-Term Incentive Plan ("STIP") with no proration. Your target incentive opportunity shall remain $338,000, notwithstanding the temporary reduction in base salary during the Part-Time Period and the transition into the consulting period through the end of the fiscal year. Any earned award shall be determined using the same corporate performance metrics, performance results and payout methodology applicable to other executive participants. Any earned award shall be paid to you at the same time as awards are paid to other participants under the Fiscal 2027 STIP and shall not be forfeited solely as a result of your retirement pursuant to this Agreement. The parties acknowledge and agree that, for purposes of calculating your Fiscal 2027 STIP award, the Individual Strategic Objectives component shall be treated as fully achieved as of August 7, 2026, without reduction or downward modification, and no further assessment of that component shall be required.

Outstanding Performance Share Unit Awards. The Company acknowledges and agrees that your retirement pursuant to this Agreement shall constitute a “Retirement” within the meaning of the applicable Equity Incentive Plan and award agreements and shall satisfy all notice, consent, approval and other conditions required for Retirement treatment under those documents. The Company further acknowledges and agrees that your transition to part-time employment under this Agreement shall not constitute a termination of employment or otherwise interrupt your continuous service for purposes of such awards. Accordingly, you shall remain eligible to receive the Retirement treatment provided under the applicable award agreements, including all applicable proration and post-retirement vesting provisions, with respect to (i) the Performance Share Unit award granted on April 4, 2024, and (ii) the Performance Share Unit award granted on July 30, 2025. The Company confirms that all notice and other procedural requirements within its authority have been satisfied or waived. No further notice or action by you shall be required to receive such Retirement treatment. Except as expressly provided in this Agreement, your outstanding equity awards shall continue to be governed by the applicable Equity Incentive Plan and award agreements.

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Retirement Date and Continuous Service. You will officially retire from the Company effective October 31, 2026. For purposes of all applicable employee benefit plans, incentive compensation plans and equity award agreements, your employment and continuous service shall be deemed to continue without interruption through October 31, 2026.

Consulting Arrangements. Beginning on November 1, 2026, and continuing through January 31, 2027, you will provide consulting services, either in-person or virtually, at the Company’s reasonable request, subject to your availability. You will be paid $2,400 per day based on days worked (up to eight hours of services per day). Time spent traveling at the Company’s request shall constitute compensable time, and the Company shall reimburse reasonable, documented business and travel expenses in accordance with its executive travel policies. Consulting fees and reimbursable expenses shall be paid within thirty days following submission of an invoice.

Indemnification and D&O Protection. Nothing in this Agreement shall reduce or impair any rights you have to indemnification, advancement of expenses or coverage under the Company’s directors’ and officers’ liability insurance policies with respect to acts or omissions occurring during your employment or service as an executive officer of the Company. The Company shall also indemnify and hold you harmless, to the fullest extent permitted by applicable law, with respect to acts or omissions undertaken in good faith within the scope of the consulting services contemplated by this Agreement. Such rights shall survive your retirement and the expiration of the consulting period.

Confidentiality. You agree that you will not at any time disclose any trade secrets or confidential information belonging to Genesco to any third party, except as may be required by law, nor will you use such trade secrets or confidential information for any purpose other than your employment duties or consulting services for Genesco.

Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective personal representatives, successors and permitted assigns. The Company shall require any successor to all or substantially all of its business or assets to assume and perform this Agreement.

Entire Agreement and Amendments. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter addressed herein and supersedes all prior or contemporaneous discussions, negotiations, understandings and agreements, whether oral or written, relating to such subject matter. This Agreement may be amended or modified only by a written instrument executed by both the Company and you. Notwithstanding the foregoing, except to the extent expressly modified by this Agreement, your rights under the applicable Equity Incentive Plans and award agreements, benefit plans, indemnification rights and agreements, and any continuing restrictive covenant or confidentiality obligations shall remain in full force and effect.

Section 409A. The parties intend that all payments and benefits under this Agreement be exempt from or comply with Section 409A of the Internal Revenue Code, and this Agreement shall be interpreted and administered consistent with that intent. Each payment shall be treated as a separate payment for purposes of Section 409A. If any payment subject to Section 409A is payable upon your separation from service and you are a specified employee, payment shall be delayed only to the extent required by Section 409A.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to its conflict of laws principles.

Please confirm your acceptance of this Agreement by countersigning this letter.

Sincerely,

_____________________________________

Kyle Standring Polischuk

August 5, 2026

Accepted and agreed:

_____________________________________

By: Parag D. Desai

August 5, 2026